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                        SCHEDULE 14A INFORMATION

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                     NOVAMETRIX MEDICAL SYSTEMS INC.

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NOVAMETRIX               [LOGO]
MEDICAL SYSTEMS INC.
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August 2, 1996


Dear Stockholder:

Your Board and Management of Novametrix are pleased to announce that we have entered into a definitive merger agreement to acquire Andros, Inc. a worldwide supplier and designer of non-dispersive infrared gas analyzers.

Under the terms of the merger, the stockholders of Novametrix will retain 55% ownership of the combined company, which will retain the Novametrix name. The combined company will be a world leader in the field of gas monitoring products and sensor technology for medical applications. The merger will nearly triple the revenues of Novametrix and should result in substantial earnings accretion for Novametrix stockholders, even before taking into account efficiencies and cost saving. Furthermore, the merger will create significant technological synergies and an expanded market for each company's products and technologies.

The enclosed press release outlines in greater detail the reasons for and benefits of this merger. Your board is continually exploring ways to improve the performance of your company and maximize value for stockholders. We believe that this merger will present exciting new opportunities for Novametrix and benefit our customers, employees and stockholders alike.

The proposed transaction will be submitted to the stockholders for their approval. We will notify you of our plans shortly.


Sincerely yours,



William J. Lacourciere
President and Chief Executive Officer


Under applicable regulations of the Securities and Exchange Commission, the Company and the current Directors may be deemed to be "participants" in the Company's solicitation efforts at the upcoming Annual Meeting. The current Directors beneficially own, collectively in the aggregate, including currently exercisable warrants and options, approximately 9.5% of the outstanding common stock of the Company.


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     1 BARNES INDUSTRIAL PARK ROAD * P.O. BOX 690 * WALLINGFORD, CT 06492
                     USA * 203-265-7701 * FAX 203-284-0753

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NOVAMETRIX               [LOGO]
MEDICAL SYSTEMS INC.
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                 NOVAMETRIX MEDICAL SYSTEMS AND ANDROS TO MERGE
             MERGER WILL CREATE A LEADER IN MEDICAL INSTRUMENTATION

     WALLINGFORD, Conn., and BERKELEY, Calif., July 30, 1996 -- NOVAMETRIX MEDICAL SYSTEMS INC. (NASDAQ: NMTX) and ANDROS INC. jointly announced today that they have executed a definitive merger agreement pursuant to which Novametrix will acquire all of the outstanding common stock of Andros, a subsidiary of Genstar Capital Partners II, L.P.

     Under the merger agreement, which has been unanimously approved by the Boards of Directors of both companies, Novametrix will issue to the stockholders of Andros and reserve for issuance to option and warrant holders of Andros, the following: (i) shares of Novametrix Common Stock constituting 45 percent of the combined company at closing, and (ii) anti-dilution rights enabling the holders to maintain, without additional payment, such 45 percent ownership level as Novametrix options and warrants outstanding at closing are exercised.

     The transaction will create a world leader in the field of gas monitoring products and sensor technology for medical applications. The combined company, which will retain the Novametrix name, would have sales of $67.0 million for the fiscal year ended April 28, 1996, on a pro forma basis, as compared to Novametrix' stand-alone sales of $25.3 million for the same period. Approximately two-thirds of the combined company's revenues are expected to come from the sale of medical related products.

     Both Novametrix and Andros specialize in non-dispersive infrared gas analysis technology, Novametrix having historically applied its technology to medical instrumentation and Andros having applied its technology to both medical instrumentation and environmental/automotive diagnostic products. The combined company will have significant technological synergies and will expand the market for each company's products and technologies to the combined customer base. Andros' technology for monitoring anesthetic agents complements Novametrix' technology for monitoring oxygen and carbon dioxide and respiratory mechanics. In addition, there are significant opportunities to apply Novametrix' technologies to Andros' automotive and environmental instrumentation businesses.

     William J. Lacourciere, president and CEO of Novametrix, will continue as the president and chief executive officer of the combined company, and Richard
D. Paterson, a managing director of Genstar and chairman of Andros, will be the chairman of the Board of Directors.

     Lacourciere stated that "the merger will nearly triple the revenues of Novametrix and should result in substantial earnings accretion for the
Novametrix stockholders, even before taking into account efficiencies and cost savings which we believe can be achieved
- --------------------------------------------------------------------------------
     1 BARNES INDUSTRIAL PARK ROAD * P.O. BOX 690 * WALLINGFORD, CT 06492
                     USA * 203-265-7701 * FAX 203-284-0753

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after the merger. In addition, the merger will broaden and strengthen our technology base, providing additional leverage with national accounts, and will result in diversification of our markets." Lacourciere continued, "Andros is a natural fit with Novametrix, with the combination providing many complementary technologies and a world-class customer base, including the world's major manufacturers of medical monitoring equipment. Novametrix will become the world's largest OEM supplier of gas monitoring products for medical applications. Also, we welcome Genstar as a partner in our ongoing effort to maximize shareholder value."

     Paterson stated that "the merger of Novametrix and Andros will create a larger and more efficient manufacturer and marketer of medical patient monitoring equipment. The merger broadens and further enhances the already close relationships each company has with a customer base composed of some of the most respected OEMs in the medical products industry. Moreover, we believe there are significant synergies between the two companies' infrared technology development groups that will accelerate the combined company's development of leading edge products for their respective markets. Bill Lacourciere is a strong manager and motivator of people and is uniquely qualified to lead the combined technology company. Novametrix' reputation for the quality of its products and services and the excellence of its technologies should enhance the ability of the combined company to compete in the medical, automotive and environmental instrumentation markets. Genstar is enthusiastic about its proposed investment in the combined company and looks forward to working with management to enhance the value of the combined company."

     The merger, which is subject to customary closing conditions, including the approval of the shareholders of Novametrix, lenders' consents, and the expiration of the Hart-Scott-Rodino waiting period, is expected to close during Novametrix' fiscal quarter ending October 27, 1996. The merger agreement provides for each party to pay a termination fee of $3 million under certain circumstances. Tucker Anthony Incorporated has served as financial advisor to Novametrix and has delivered an opinion that the transaction consideration is fair to Novametrix from a financial point of view.

     This press release contains forward looking information about the combined company's projected operating results for fiscal 1996 and the combined company's plans for achieving such results. The combined company's ability to achieve its projected results is dependent on a variety of factors, many of which are outside management's control. Some of the most significant factors, alone or in combination, would be the failure to integrate the businesses of Novametrix and Andros successfully, and unanticipated slowdown in the health care, automotive or environmental industries (as a result of cost containment measures, changes in government regulation or other factors), unanticipated technological developments which affect the competitiveness of the combined company's products, or the unanticipated loss of business. Accordingly there can be no assurance that the combined company will achieve its projected operating results.

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     Novametrix is a designer, developer, manufacturer and marketer of medical electronic instruments and sensors which non-invasively and continuously assess a critically ill patient's oxygen, carbon dioxide and respiratory mechanics. Novametrix' products are used in operating rooms, intensive care units, respiratory care departments, emergency rooms and inter-and intra-hospital patient transport.

     Andros is a supplier of instrumentation and a leading worldwide designer and supplier to original equipment manufacturers of non-dispersive infrared gas analyzers. Andros sells its products to manufacturers of medical monitoring equipment, automobile and environmental diagnostic equipment, and end users of its spectrum analysis instruments.

     Genstar Capital Partners II, L.P. is a private investment fund that concentrates on acquisitions of manufacturing and services businesses.

              CONTACT: Novametrix Medical Systems Inc., Wallingford
                       William J. Lacourciere, 800/243-3444

                              or

                       Genstar Capital Partners II, L.P./Andros Inc., Berkeley Richard D. Paterson, Jean-Pierre L. Conta,
                       415/286-2350